Exhibit 10.21

1-800-FLOWERS.COM, INC.

2003 Long Term Incentive and Share Award Plan

PERFORMANCE RESTRICTED SHARE AGREEMENT

THIS AGREEMENT, dated as of November 1, 2011, between 1-800-Flowers.Com, Inc. (the “Company”), a Delaware corporation, and                                (the “Participant”).

WHEREAS, the Participant has been granted the following award under the Company’s 2003 Long Term Incentive and Share Award Plan (the “Plan”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1.             Award of Shares.  Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Participant is hereby awarded                              Performance Restricted Shares (the “Award”), subject to the terms and conditions of the Plan and those herein set forth.  The Award is granted as of November 1, 2011 (the “Date of Grant”).  Capitalized terms used herein and not defined shall have the meanings set forth in the Plan.  In the event of any conflict between this Agreement and the Plan, the Plan shall control.

2.             Terms and Conditions.  It is understood and agreed that the Award of Performance Restricted Shares evidenced hereby is subject to the following terms and conditions:

(a)           Vesting of Award.  Subject to Section 2(b) below and the other terms and conditions of this Agreement, the percentage of the Award earned, if any, determined as set forth below based on the level of achievement of Plan EBITDA (as defined below) for the fiscal year ending July 1, 2012 (“Fiscal 2012”) shall vest in three equal installments, with the first installment vesting on the first anniversary of the Date of Grant, the second installment vesting on the second anniversary of the Date of Grant and the third installment vesting on the third anniversary of the Date of Grant.  Any portion of the Award not earned based on the level of achievement of Plan EBITDA will be immediately forfeited as of the end of Fiscal 2012.  The percentage of the Award earned based on the level of “Plan EBITDA” will be as follows:

Plan EBITDA	% Earned
Less than $47.3 million	0%
$47.3 million	50%
$53.9 million or more	100%

Plan EBITDA between $47.3 million and $53.9 million will result in a prorated earned percentage between 50% and 100%.  For example, if Plan EBITDA achieved is $50 million, then the percentage of the Award that is earned for the fiscal year would be 70.45%.  “Plan EBITDA” means the net income of the Company and its subsidiaries for Fiscal 2012, before interest, taxes, depreciation, amortization and stock based compensation expense on a pre-bonus basis.  Notwithstanding the foregoing, (i) the Award, to the extent not previously forfeited under the terms of this Agreement, shall become immediately vested in full upon a Change of Control of the Company, and (ii) the percentage of the Award earned, if any, based on the level of achievement of Plan EBITDA for Fiscal 2012 shall become immediately vested in full upon the Participant’s Termination of Service after the end of Fiscal 2012 due to his or her death or

“Permanent Disability” (as defined below).  “Permanent Disability” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.  Unless otherwise provided by the Committee, all dividends and other amounts receivable in connection with any adjustments to the Shares under Section 4(c) of the Plan shall be subject to the vesting schedule in this Section 2(a) and shall be paid to the Participant upon any vesting of the Award in respect of which such dividends or other amounts are payable.

(b)           Termination of Service; Forfeiture of Unvested Shares.  In the event of Termination of Service of the Participant (other than due to the Participant’s death or Permanent Disability after the end of Fiscal 2012) prior to the date the Award otherwise becomes vested, the unvested portion of the Award shall immediately be forfeited by the Participant and become the property of the Company.  For purposes hereof, “Termination of Service” means the termination of the Participant’s employment, consulting services or directorship with the Company, its Subsidiaries and its Affiliates, as the case may be.  A Participant employed by, a Director of, or a consultant to a Subsidiary of the Company or one of its Affiliates shall also be deemed to incur a Termination of Service if the Subsidiary of the Company or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee or director of, or a consultant to, the Company, another Subsidiary of the Company or an Affiliate.  However, unless so determined by the Committee, “Termination of Service” shall not include a change in status from an employee, director or consultant of the Company, a Subsidiary of the Company or an Affiliate to another such status.  Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered a Termination of Service.

(c)           Certificates.  Each certificate or other evidence of ownership issued in respect of Performance Restricted Shares awarded hereunder shall be deposited with the Company, or its designee, together with, if requested by the Company, a stock power executed in blank by the Participant, and shall bear a legend disclosing the restrictions on transferability imposed on such Performance Restricted Shares by this Agreement (the “Restrictive Legend”).  Upon the vesting of Performance Restricted Shares pursuant to Section 2(a) hereof and the satisfaction of any withholding tax liability pursuant to Section 5 hereof, the certificates evidencing such vested Shares, not bearing the Restrictive Legend, shall be delivered to the Participant or other evidence of vested Shares shall be provided to the Participant.

(d)           Rights of a Stockholder.  Prior to the time a Performance Restricted Share is fully vested hereunder, the Participant shall have no right to transfer, pledge, hypothecate or otherwise encumber such Performance Restricted Share.  During such period, the Participant shall have all other rights of a stockholder, including, but not limited to, the right to vote and to receive dividends (subject to Section 2(a) hereof) at the time paid on such Performance Restricted Shares.

(e)           No Right to Continued Employment.  This Award shall not confer upon the Participant any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate the Participant’s employment at any time.

3.             Transfer of Shares.  The Shares delivered hereunder, or any interest therein, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof.

4.             Expenses of Issuance of Shares.  The issuance of stock certificates hereunder shall be without charge to the Participant.  The Company shall pay, and indemnify the Participant from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of Shares.

5.             Withholding.  No later than the date of vesting of (or the date of an election by the Participant under Section 83(b) of the Code with respect to) the Award granted hereunder, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld at such time with respect to such Award and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Participant, federal, state and local taxes of any kind required by law to be withheld at such time.  Notwithstanding any provision to the contrary, unless otherwise determined by the Committee, the Company shall withhold Shares to pay the minimum amount of applicable withholding taxes resulting from the Award in accordance with any rules or regulations of the Committee then in effect.

6.             References.  References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

7.             Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

1-800 Flowers.Com, Inc.

One Old Country Road

Suite 500

Carle Place, NY 11514

Attn.:  Gerard M. Gallagher

If to the Participant:

At the Participant’s most recent address shown on the Company’s corporate records, or at any other address which the Participant may specify in a notice delivered to the Company in the manner set forth herein.

8.             Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York without resort to that State’s conflict-of-laws rules.  Each party hereto agrees to submit to the exclusive jurisdiction of the United States District Court for the Eastern District of New York or the Supreme Court of the State of New York, County of Nassau in any action or proceeding arising out of or relating to this Agreement.

9.             Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

1-800 FLOWERS.COM, INC.

By:

Participant